BESTGOFER INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended November 30, 2025

	BestGofer Historical (FY 11/30/25)	LHIS Pre-Acquisition (12/1/24–8/31/25)	Pro Forma Adjustments	Pro Forma Combined

Revenue	$ 5,260	$ 5,462		$ 10,722
Cost of sales	1,264	2,302		3,566
Gross profit	3,996	3,160		7,156

Operating expenses
General and administrative	14,244	104		14,348
Professional fees	15,500	0		15,500
Total operating expenses	29,744	104		29,848

Net income (loss)	$ (25,748)	$ 3,056		$ (22,692)

Weighted average shares outstanding	5,885,041		15,000	5,900,041
Net loss per share - basic and diluted	$ (0.0044)			$ (0.0038)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of presentation

The unaudited pro forma condensed combined statement of operations gives effect to BestGofer Inc.’s (“BestGofer”) acquisition of Liberty Home Inspection Services LLC (“LHIS”), completed on August 31, 2025, as if it had occurred on December 1, 2024 (the beginning of the fiscal year). The “BestGofer Historical” column presents BestGofer’s consolidated results for the year ended November 30, 2025, which include LHIS from the August 31, 2025 acquisition date (three months). The “LHIS Pre-Acquisition” column presents LHIS’s results for the period from December 1, 2024 through August 31, 2025. A pro forma condensed combined balance sheet is not presented because the acquisition is already reflected in BestGofer’s consolidated balance sheet at November 30, 2025.

Note 2 - Pro forma adjustments

The 20,000 shares of BestGofer common stock issued as consideration are reflected as outstanding for the full year in the pro forma weighted-average share count. No other pro forma adjustments have been recorded: the net assets acquired were nominal (no tangible-asset step-up), goodwill is not amortized, and the goodwill impairment recognized after November 30, 2025 is not reflected because it is not a recurring effect directly attributable to the transaction.

Note 3 - Nature of the information

This pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition occurred on the date indicated, nor of the results of operations for any future period.